UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934

INTERMAGNETICS GENERAL CORPORATION (Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	14-1537454 (I.R.S. Employer Identification No.)
450 Old Niskayuna Road Latham, New York 12110 (Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Title of Each Class to be so Registered

Common Stock, $0.10 par value per share

AMENDMENT NO. 1 TO FORM 8-A

          On November 29, 2004, Intermagnetics General Corporation (the “Company”) completed a reincorporation from the State of New York to the State of Delaware (the “Reincorporation”). In connection with the Reincorporation, the undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A filed July 10, 2001 regarding the description of its common stock as follows:

Item 1.     Description of Registrant’ Securities to be Registered

Common Shares

     Intermagnetics General Corporation is authorized to issue 80,000,000 shares of common stock, par value $0.10 per share (the “Common Shares”).

     Prior to the Reincorporation, the Company’s corporate affairs were governed by the corporate law of New York, and its Amended and Restated Certificate of Incorporation and By-laws (the “New York Charter and By-laws”), each of which were adopted under New York law. However, as a result of the Reincoproration, the constituent instruments defining the rights of holders of the Company’s Common Shares are now a Certificate of Incorporation and Bylaws, each of which were adopted under Delaware law and have previously been filed with the Securities and Exchange Commission (the “Delaware Charter and Bylaws”), rather than the New York Charter and By-laws. Additionally, as a result of the Reincorporation, Delaware corporate law is generally applicable in the determination of the rights of stockholders of the Company under state corporate laws.

     A description of the Common Shares and the applicability of Delaware corporate law rather than New York corporate law in the determination of the rights of stockholders of the company, has previously been reported by the Company in its Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 27, 2004 (the “Proxy Statement”). We hereby incorporate into this Form 8-A/A by reference in their entirety and refer you to the following Sections of the Proxy Statement: Who May Call Special Meetings of Shareholders (p.18); Action by Written Consent of Shareholders in Lieu of a Shareholder Meeting (pp. 18-19); Vote Required For Certain Transactions (pp. 19-20); Quorum (p. 20); Proxies (p. 20); Number of Directors; Filling of Vacancies (pp. 20-21); Nominations of Directors; Proposals (pp. 20-21); Classified Board of Directors (p. 21); Vote Required for Election of Directors (p. 21); Removal of Directors by Shareholders (p. 21); Consideration for Shares (p. 24); Dividends; Redemption of Stock (pp. 24-25); Appraisal Rights (p. 25); Preemptive Rights (p. 26); Capitalization (pp. 26-27); Business Combinations with Interested Stockholders (pp 27-28); and Anti-Takeover Provisions in Intermagnetics – Delaware Charter (pp. 28-30).

Item 2.     Exhibits

          The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit Description

3.1*	Certificate of Incorporation of the Registrant.
3.2*	By-laws of the Registrant.

* Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K, dated December 2, 2004.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERMAGNETICS GENERAL CORPORATION

Date: February 7, 2004	By:	/s/ Glenn H. Esptein

	Name:	Glenn H. Epstein
	Title:	Chairman of the Board of Directors and Chief Executive Officer